                                                                   Exhibit 12(b)

                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends


                                             Six Months
                                           Ended June 30,                      Years Ended December 31,
                                          ----------------      ------------------------------------------------------
(millions except ratios)                   1996      1995        1995       1994       1993         1992(1)      1991
                                          ------    ------      ------     ------     ------        ------      ------
Income from continuing operations
  before provision for income taxes       $246.9    $244.7      $458.0     $397.0     $331.6        $179.1      $242.4

Add back fixed charges:

Interest on indebtedness                    23.9      27.0        55.5       46.4       42.3          41.9        40.7

Interest on ESOP                             2.4       2.7         5.3        5.9        6.5           6.9         7.2

Portion of rents representative of
  interest factor                           13.4      12.0        21.4       28.7       26.1          19.2        15.4
                                          ------    ------      ------     ------     ------        ------      ------

  INCOME AS ADJUSTED                      $286.6    $286.4      $540.2     $478.0     $406.5        $247.1      $305.7
                                          ======    ======      ======     ======     ======        ======      ======

FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS:

Interest on indebtedness                  $ 23.9    $ 27.0      $ 55.5     $ 46.4     $ 42.3        $ 41.9      $ 40.7

Preferred stock dividends                   15.7      20.6        37.5       48.4       47.5          20.3         3.5
                                          ------    ------      ------     ------     ------        ------      ------

  INTEREST AND DIVIDENDS                    39.6      47.6        93.0       94.8       89.8          62.2        44.2

Interest on ESOP                             2.4       2.7         5.3        5.9        6.5           6.9         7.2

Portion of rents representative of
  interest factor                           13.4      12.0        21.4       28.7       26.1          19.2        15.4
                                          ------    ------      ------     ------     ------        ------      ------

  TOTAL FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS                       $ 55.4    $ 62.3      $119.7     $129.4     $122.4        $ 88.3      $ 66.8
                                          ======    ======      ======     ======     ======        ======      ======

RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK DIVIDENDS       5.2       4.6         4.5        3.7        3.3           2.8         4.6
                                          ======    ======      ======     ======     ======        ======      ======

Ratio of earnings to combined fixed
 charges and preferred stock
 dividends(2)                                5.8       5.1         5.8        4.8        4.5           4.1         5.9
                                          ======    ======      ======     ======     ======        ======      ======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) The calculation of this ratio of earnings to fixed charges reflects the addition of the income from discontinued operations before the provision for income tax component for each period presented.

                                      33